Exhibit 2.1
Execution Copy

ASSET PURCHASE AGREEMENT
by and among
LLI ACQUISITION, INC.,

LIGHTING SCIENCE GROUP CORPORATION,

LAMINA LIGHTING INCORPORATED,
and
THE STOCKHOLDERS
(listed on the signature pages hereto)

Dated as of July 29, 2008

ASSET PURCHASE AGREEMENT
          This ASSET PURCHASE AGREEMENT (the “Agreement”) is dated as of July 29, 2008, by and among LLI Acquisition, Inc., a Delaware corporation (“Purchaser”), Lighting Science Group Corporation (“LSG”), Lamina Lighting Incorporated, a Delaware corporation (the “Seller”), and each of the stockholders of the Seller set forth on the signature pages hereto (each a “Stockholder” and together the “Stockholders”).
W I T N E S S E T H:
          WHEREAS, Purchaser is a wholly-owned subsidiary of Lighting Science Group Corporation, a Delaware corporation (“LSG”);
          WHEREAS, the Seller presently conducts the Business;
          WHEREAS, the Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to acquire and assume from the Seller, all of the Purchased Assets and Assumed Liabilities, all as more specifically provided herein;
          WHEREAS, the Stockholders collectively own approximately 76% of the issued and outstanding capital stock of the Seller, and the Stockholders and the Seller have taken all necessary corporate and stockholder action to enter into this Agreement and to perform their respective obligations hereunder; and
          WHEREAS, certain terms used in this Agreement are defined in Section 1.1.
          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
          “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. For purposes of this Agreement, Pegasus Capital Advisors, L.P. and its portfolio companies shall not be deemed an “Affiliate” of Purchaser, LSG or its subsidiaries, and the respective portfolio companies of the Stockholders shall not be deemed an “Affiliate” of the Seller.

          “Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous group under applicable Law.
          “Available Earn-Out Amount” means the amount to be paid in the form of the Earn-Out Payment on the Earn-Out Payment Date, if any, less any cash paid pursuant to Section 9.4(c)(i) or Section 9.4(d)(i).
          “Business” means the business of the Seller, including the production and sale of LED light engines and other lighting products containing such light engines and any activities ancillary thereto.
          “Business Day” means any day of the year other than a Saturday or Sunday or any day on which the Federal Reserve Bank of New York is closed.
          “CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, as amended.
          “CK License Agreement” means that certain OEM License Agreement, dated as of January 11, 2007, by and between Color Kinetics Incorporated and the Seller.
          “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Combination Product” any product that is comprised of a combination of Substrate Technology Component Parts and Non-Substrate Component Parts.
          “Confidential Information” means any information with respect to the Seller, including methods of operation, customer lists, products, prices, fees, costs, Technology, inventions, trade secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.
          “Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding or undertaking, commitment or obligation, whether written or oral.
          “Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, lists of past, present and/or prospective customers, supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the Business and the Purchased Assets, in each case whether or not in electronic form.
          “Employee” means all individuals (including common law employees, independent contractors and individual consultants), immediately prior to the Closing, who are employed or engaged by Seller in connection with the Business.
          “Environmental Law” means any Law as now or hereafter in effect in any way relating to protection of human health and safety, public welfare, the environment, or natural resources, including, without limitation, those Laws relating to the storage, handling and use of chemicals, hazardous substances (as that term is defined by CERCLA) and other hazardous materials, those relating to the generation, processing, treatment, storage, transport, disposal or other management of chemicals, hazardous substances (as that term is defined by CERCLA), hazardous materials or waste materials of any kind, those Laws relating to the release, reporting, discharge, investigation, or remediation of waste materials, hazardous substances (as that term is defined by CERCLA), hazardous materials or waste materials of any kind, and those Laws relating to the protection of threatened or endangered species or environmentally sensitive areas. Environmental Law includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and ISRA and analogous state or local Laws, as each has been or may be amended and the regulations promulgated pursuant thereto.
          “Environmental Permit” means any Permit required by Environmental Laws for the operation of the Business.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which is or at anytime within the six (6) year period preceding the date of this Agreement would have been treated as a “single employer” with the Seller under section of 414(b), (c), (m), or (o) of the Code.
          “Excluded Contracts” means the following Contracts: (i) the New Jersey Lease; and (ii) the CK License Agreement.
          “Excluded Employee” means any Employee who is not offered employment by Purchaser or who does not accept an offer of employment by Purchaser and commence work with Purchaser immediately after the Closing.
          “Former Employee” means all individuals (including common law employees, independent contractors and individual consultants) who were employed or engaged by the Seller but who are no longer so employed immediately prior to the Closing.

          “Furniture and Equipment” means all furniture, fixtures, furnishings, machinery, tools, equipment, vehicles, rolling stock, leasehold improvements, and other tangible personal property of every kind owned, leased or used by the Seller in the conduct of the Business (wherever located, including, without limitation, customer locations), including all artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies, together with any maintenance records and other documents relating thereto.
          “GAAP” means generally accepted accounting principles in the United States as of the Closing Date.
          “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
          “Hardware” means any and all computer and computer-related hardware, including, but not limited to, computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.
          “Hazardous Material” means any substance, material or waste which is regulated because of its effect or potential effect on public health or the environment, including any material, substance or waste which is recycled, or which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “solid waste,” “pollutant or contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum or any fraction thereof, petroleum products, natural gas, natural gas liquids, liquefied natural gas or synthetic gas, asbestos, mold, asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.
          “Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends; prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock (or other equity of such Person); (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).
          “Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including: (i) inventions, discoveries, and patents and applications therefor, including continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof, and every priority right that is or may be predicated upon or arise from the inventions, discoveries, and patents and applications (collectively, “Patents”); (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) Internet domain names; (iv) copyrights and mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof (collectively, “Copyrights”); (v) trade secrets and other proprietary Confidential Information (“Trade Secrets”); (vi) other intellectual property rights arising from or relating to Technology, and (vii) Contracts granting any right relating to or under the foregoing.
          “Intellectual Property Licenses” means (i) any grant by the Seller to another Person of any right relating to or under the Purchased Intellectual Property and (ii) any grant by another Person to the Seller of any right relating to or under any third Person’s Intellectual Property.
          “IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.
          “ISRA” means the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K and N.J.A.C. 7:26B, and any related NJDEP regulations, as well as any successor statute or regulations thereto, as each has been or may be amended.
          “Knowledge of the Seller” means the actual knowledge, after reasonable inquiry, of the Seller’s Chief Executive Officer, Chief Financial Officer, Vice President of Engineering and Vice President of Operations.
          “Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.
          “Legal Proceeding” means any judicial, administrative or arbitral action, suit, mediation, investigation, inquiry, proceeding or claim (including any counterclaim) by or before a Governmental Body.
          “Liability” means any debt, loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).
          “Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any equity holder or similar agreement, encumbrance or any other restriction or limitation whatsoever, including any Contract to give any of the foregoing.
          “Material Adverse Effect” means any result, occurrence, fact, change, event or effect (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, individually or in the aggregate with any such other results, occurrences, facts, changes, events or effects, is or could reasonably be expected to be materially adverse to (i) the Seller’s or the Business’s business, operations, assets, liabilities, condition (financial or otherwise) or results of operations, or (ii) the ability of the Seller to consummate the transactions contemplated by this Agreement or perform its duties under this Agreement or the Seller Documents.
          “New Jersey Lease” means that certain Lease Agreement, dated December 12, 2001, by and between NJ Exit 5 Associates and the Seller.
          “New York Lease” means that certain Standard Form of Loft Lease, dated November 9, 2007, by and between IGS Realty Co. and the Seller.
          “NJDEP” means the New Jersey Department of Environmental Protection.
          “Non-Substrate Component Parts” means any component part that does not directly incorporate the Substrate Technology.
          “Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.
          “Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business, as conducted by the Seller, through the Closing Date, consistent with past practice.
          “Permits” means any approvals, authorizations, consents, licenses, registrations, variances, permits or certificates granted by or obtained from a Governmental Body, and applications therefor and renewals thereof.
          “Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance that have been delivered to Purchaser; (ii) statutory Liens for current Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings; provided, that an appropriate reserve has been established therefor in the Financial Statements in accordance with GAAP; (iii) mechanics’, carriers’, workers’ and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Seller’s property so encumbered and that are not resulting from a breach, default or violation by the Seller of any Contract or Law; and (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body; provided, that such regulations have not been violated.
          “Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
          “Plans” shall mean (i) all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, Contract, or understanding (whether qualified or nonqualified, written or unwritten), and any trust, escrow or other agreement related thereto, which currently is sponsored, established, maintained or contributed to or required to be contributed by the Seller or for which the Seller has any Liability, contingent or otherwise, and (ii) all “multiemployer plans,” as that term is defined in Section 4001 of ERISA and all “employee benefit plans” (as defined in Section 3(3) of ERISA) that are subject to Title IV of ERISA or Section 412 of the Code which the Seller or any ERISA Affiliate has maintained or contributed to or been required to contribute to at any time within six (6) years prior to the Closing Date or with respect to which, to the Seller or any ERISA Affiliate has any Liability.
          “Purchased Contracts” means all Contracts related to the Business other than the Excluded Contracts.
          “Purchased Intellectual Property” means all Intellectual Property owned by the Seller related to or used in connection with the Business.
          “Purchased Technology” means all Technology owned by the Seller related to or used in connection with the Business.
          “Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing.
          “Substrate Technology” means Technology claimed in (x) any U.S. non-provisional Patent application filed and exclusively owned by the Seller, pending and as submitted and, in each case as of the Closing or (y) any valid, enforceable, and issued United States Patent exclusively owned by the Seller immediately prior to the Closing and, in the case of each of the forgoing, transferred to Purchaser as part of the Purchased Intellectual Property. For the avoidance of doubt, “Substrate Technology” shall include all of the Lamina products identified by the part numbers on Schedule 1.1 hereto (the “Listed Products”); provided, that if prior to Closing, LSG or its Affiliates developed a specification associated with a product listed on Schedule 1.1, then such product shall not be deemed “Substrate Technology” solely as a result of being listed in Schedule 1.1; and provided further, that if any of the Listed Products are purchased or sourced from a third party after Closing and such product was not developed from the Lamina specification related to such product prior to or after Closing, then such product shall not be deemed “Substrate Technology” as a result of being listed in Schedule 1.1. Notwithstanding the foregoing, “Substrate Technology” shall not encompass (i) other than any of the Listed Products, any Technology transferred to Purchaser under this Agreement that is both non-patented and is not the subject of a pending patent claim as of the Closing in any U.S. non-provisional Patent application filed and owned by the Seller as of the Closing, (ii) any Technology licensed by the Seller and transferred to Purchaser under this Agreement, (iii) any product sold or offered for sale by LSG or its Affiliates prior to the Closing (“Pre-Closing LSG Product”), and any Pre-Closing LSG Product sold or offered for sale after the Closing to the extent unmodified by LSG or its Affiliates, and any product sold or offered for sale by LSG or its Affiliates after the Closing and which uses Technology that was commercialized by LSG or its Affiliates prior to the Closing, or (iv) any product purchased by LSG or its Affiliates from the Seller prior to the Closing and held by LSG or such Affiliate in inventory as of the Closing, it being understood that this clause (iv) shall not be construed to include the class or type of products held in inventory but rather the individual products held in inventory as of the Closing.
          “Substrate Technology Component Part” means any component part that directly incorporates the Substrate Technology.
          “Tax” or “Taxes” means (i) any federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (ii) any interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i); and (iii) any Liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Law) or otherwise.
          “Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

          “Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Seller, or any of its Affiliates.
          “Technology” means, collectively, Software, information, designs, source code, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, tools, specifications, processes, inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings and registered domain names, website pages and other website development, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.
          “Transaction Expenses” means all of the fees and expenses of the Seller payable in connection with the transactions contemplated by this Agreement, including, without limitation, (i) fees and expenses of counsel, advisors, brokers, investment banks, accountants, actuaries and experts engaged by or on behalf of the Seller, and (ii) any amounts payable to any Employee or Former Employee resulting from or arising out of the consummation of the transactions contemplated hereby (such as severance, termination, change of control or success bonuses).
          “Transferred Employee” means any Employee who accepts an offer of employment by Purchaser and commences work with Purchaser immediately after the Closing.
          “Treasury Regulations” means the regulations promulgated under the Code.
          “WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.
     1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Accrued Payroll	2.3(d)
Agreement	Introductory Paragraph
Assumed Liabilities	2.3
Balance Sheet	4.5(a)
Balance Sheet Date	4.5(a)
Calculation	3.3(c)
Cap	9.4(b)
Cash Payment	3.1
Closing	3.5
Closing Date	3.5
Copyrights	1.1 (in definition of “Intellectual Property”)

Term	Section
Deductible	9.4(a)
Dispute Notice	3.3(d)
Earn-Out Payment	3.3(a)
Earn-Out Payment Date	3.3(c)
Enumerated Sections	9.4(a)
Excluded Assets	2.2
Excluded Liabilities	2.4
Financial Statements	4.5(a)
FIRPTA Affidavit	8.1(c)
General Survival Period	9.1
Independent Accountant	2.7(b)
Listed Patents	1.1 (in definition of “Substrate Technology”)
Listed Products	1.1 (in definition of “Substrate Technology”)
Loss	9.2(a)
LSG	Preamble
LSG Product	1.1 (in definition of “Substrate Technology”)
Marks	1.1 (in definition of “Intellectual Property”)
Material Contracts	4.10(a)
Negotiated Calculation	3.3(d)
Neutral Auditor	3.3(d)
Neutral Calculation	3.3(d)
Nonassignable Assets	2.5(c)
Patents	1.1 (in definition of “Intellectual Property”)
Pre-Closing Product Warranty	2.3(c)
Premises	7.8(a)
Purchase Price	3.1
Purchase Price Allocation Statement	2.7(a)
Purchased Assets	2.1
Purchaser	Introductory Paragraph
Purchaser Documents	6.2
Purchaser Indemnified Parties	9.2(a)
Related Persons	4.15
Remediation Agreement	7.8(a)
Residual Information	7.2(c)
Resolution Period	3.3(d)
Restricted Business	7.2(a)
Seller	Introductory Paragraph
Seller Documents	4.2
Seller Indemnified Parties	9.2(c)
Seller Marks	7.5
Seller Permits	4.13(b)
Selling Parties	Introductory Paragraph
Stockholder	Introductory Paragraph
Stockholder Documents	5.2
Survival Period	9.1

Term	Section
Tax Clearance Certificate	10.4
Third Party Claim	9.3(b)
Total Consideration	3.1
Trade Secrets	1.1 (in definition of “Intellectual Property”)
Transfer Taxes	10.1
          1.3 Other Definitional and Interpretive Matters.
          (a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
          Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
          Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.
          Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
          Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
          Headings. The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
          Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
          Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
          (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE II
PURCHASE AND SALE OF PURCHASED ASSETS; ASSUMPTION OF ASSUMED LIABILITIES
     2.1 Purchase and Sale of Assets. On the terms set forth in this Agreement, at the Closing, Purchaser shall purchase, acquire and accept from the Seller, and the Seller shall sell, transfer, assign, convey and deliver to Purchaser all of the Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of all Liens except for Permitted Exceptions. The “Purchased Assets” shall mean all of the business, assets, properties, contractual rights, goodwill, going concern value, rights and claims of the Seller related to the Business, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of the Seller (other than the Excluded Assets), including, without limitation, each of the following assets except to the extent they constitute Excluded Assets:
          (a) all accounts receivable of the Seller;
          (b) all inventory and supplies used or intended to be used primarily in connection with the Business, including, without limitation, raw materials, work in progress, finished goods, manufacturing supplies, office supplies, packaging and related materials, other than any such items which are below customary quality control standards within the Seller’s industry or any applicable governmental quality control standards, or such items that are of a quality or quantity not usable or, in the case of finished goods, saleable in the Ordinary Course of Business (it being understood than any such materials not useable or saleable within six (6) months constitute obsolete inventory);
          (c) all tangible personal property used or intended to be used primarily in connection with the Business, including, without limitation, Furniture and Equipment;
          (d) except with respect to any Excluded Contract, all prepaid expenses and other deposits (including customer deposits and security for rent, electricity, telephone or otherwise), claims for refunds, prepaid charges, including any prepaid rent, rights of offset in respect thereof and all retentions or holdbacks of the Seller;
          (e) all rights of the Seller under the New York Lease, together with all improvements, fixtures and other appurtenances related thereto and rights in respect thereof;
          (f) the Purchased Intellectual Property and the Purchased Technology;
          (g) all rights of the Seller under the Purchased Contracts, including all claims or causes of action with respect to the Purchased Contracts;
          (h) except with respect to the Excluded Contracts, all Documents that are related to the Business, including Documents relating to products, services, marketing,

advertising, promotional materials, Purchased Intellectual Property, Purchased Technology, personnel files for Transferred Employees (to the extent permitted by applicable Law) and all files, customer files and documents (including credit information), supplier lists, records, literature and correspondence, whether or not physically located on any of the premises referred to in clause (e) above;
          (i) all Permits, including Environmental Permits, used by the Seller in the Business (which includes all Permits necessary to conduct the Business as currently conducted) and all rights, and incidents of interest therein;
          (j) all rights of the Seller under non-disclosure or confidentiality, non-compete, non-solicitation agreements, assignment agreements or similar agreements with Former Employees, Employees and agents of the Seller or with third parties to the extent relating to the Business or the Purchased Assets (or any portion thereof);
          (k) all rights of the Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold or services provided to the Seller or to the extent affecting any Purchased Assets;
          (l) except with respect to any Excluded Asset or Excluded Liability, all third-party property and casualty insurance proceeds, and all rights to third-party property and casualty insurance proceeds, in each case to the extent received or receivable in respect of the Business as of the Closing;
          (m) all claims, counterclaims, causes of action, rights or recourse of the Seller against third parties relating to the Purchased Assets, whether choate or inchoate, known or unknown, contingent or non-contingent; and
          (n) all goodwill and other intangible assets associated with the Business, including the goodwill associated with the Purchased Intellectual Property.
     2.2 Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and the Seller shall retain all right, title and interest to, in and under the Excluded Assets. The “Excluded Assets” shall mean each of the following assets:
          (a) all cash and cash equivalents in Seller’s bank accounts or on hand on the Closing Date, together with the bank accounts themselves;
          (b) the Excluded Contracts;
          (c) all minute books, organizational documents, stock registers and such other books and records of the Seller as they pertain to the ownership, organization or existence of the Seller and duplicate copies of such records as are necessary to enable the Seller to file tax returns and reports;
          (d) all assets of any trust attributable to Employees and Former Employees in connection with any Plan; and

          (e) all assets listed on Schedule 2.2(e) hereto.
     2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall assume, effective as of the Closing, only the following liabilities of the Seller (collectively, the “Assumed Liabilities”):
          (a) all Liabilities of the Seller under the Purchased Contracts, including the New York Lease, that arise out of or relate to the period from and after the Closing Date;
          (b) all trade accounts payable of the Seller incurred in the Ordinary Course of Business and listed on Schedule 2.3(b);
          (c) subject to Section 3.3(a), all Liabilities for breach of any warranty for products sold by the Seller on or before the Closing Date (“Pre-Closing Product Warranty Claims”);
          (d) all Liabilities for accrued payroll and paid time off for the Transferred Employees incurred in the Ordinary Course of Business as of the Closing Date, up to $75,000 (“Accrued Payroll”); and
          (e) all Liabilities listed on Schedule 2.3(e) hereto (the “Schedule 2.3(e) Liabilities”);
          (f) all Liabilities for Taxes relating to the Purchased Assets and allocable to Purchaser pursuant to Section 10.2; and
          (g) any Liabilities arising pursuant to COBRA and assumed by Purchaser pursuant to Section 7.11.
     2.4 Excluded Liabilities. Notwithstanding any provision herein to the contrary, Purchaser shall not assume, succeed to, be liable for, be subject to, or be obligated for, nor shall the Purchased Assets be subject to, any Excluded Liabilities. The Seller shall timely perform, satisfy and discharge in accordance with their respective terms all Excluded Liabilities. “Excluded Liabilities” shall mean all Liabilities of the Seller arising out of, relating to or otherwise in respect of the Business on or before the Closing Date and all other Liabilities of the Seller, other than the Assumed Liabilities, including but not limited to, the following Excluded Liabilities:
          (a) other than Pre-Closing Warranty Claims, all Liabilities in respect of any products sold and/or services performed by the Seller on or before the Closing Date;
          (b) all Liabilities, to the extent arising out of or otherwise related to the ownership or operation of (i) the property underlying the New York Lease or the New Jersey Lease (or any condition thereon) on or prior to the Closing Date, including: (A) the Release, presence, continuing Release or the subsequent migration thereof (if existing as of the Closing) of any Hazardous Material, regardless of by whom; or (B) any noncompliance with Environmental Laws, (C) the compliance or noncompliance with ISRA arising from, related to or in connection with the transactions contemplated by this Agreement (including the Sublease

Agreement) or any prior transaction; (ii) the Business on or prior to the Closing Date, (iii) the Excluded Assets or any other real property formerly operated, leased or otherwise used by the Seller or (iv) from the offsite transportation, storage disposal, treatment or recycling of Hazardous Material generated by and taken offsite by or on behalf of the Seller prior to and through the Closing Date;
          (c) other than Accrued Payroll, all Liabilities arising out of, relating to or with respect to (i) the employment, performance of services or termination of employment or services by the Seller or any of its Affiliates of any individual on or before the Closing Date, (ii) any Excluded Employee, (iii) workers’ compensation claims against the Seller that relate to the period on or before the Closing Date, irrespective of whether such claims are made prior to or after the Closing or (iv) any Plan;
          (d) all Liabilities arising out of, under or in connection with Contracts that are not Purchased Contracts and, with respect to Purchased Contracts, Liabilities in respect of a breach by or default of the Seller accruing under such Contracts with respect to any period prior to Closing;
          (e) all Liabilities arising out of, under or in connection with any Indebtedness or any Transaction Expenses of the Seller;
          (f) all Liabilities for (i) Transfer Taxes, (ii) Taxes of the Seller for any period (other than Taxes relating to the Purchased Assets and allocable to Purchaser pursuant to Section 10.2), and (iii) Taxes that relate to the Purchased Assets allocable to the Seller pursuant to Section 10.2;
          (g) all Liabilities in respect of any pending or, to the Knowledge of the Seller, threatened Legal Proceeding, or any claim arising out of, relating to or otherwise in connection with (i) the operation of the Business to the extent such Legal Proceeding or claim relates to such operation on or prior to the Closing Date, or (ii) any Excluded Asset;
          (h) except to the extent such Liability is a Schedule 2.3(e) Liability, all Liabilities relating to any sales commissions or similar payments through the Closing;
          (i) all Liabilities relating to accruals and obligations with respect to any bonuses for any period prior to January 1, 2008; and
          (j) all Liabilities relating to any dispute with any client or customer of the Business existing as of the Closing Date or based upon, relating to or arising out of events, actions, or failures to act prior to the Closing Date.
     2.5 Further Conveyances and Assumptions; Consent of Third Parties.
          (a) From time to time following the Closing and except as prohibited by Law, the Seller shall, or shall cause its Affiliates to, make available to Purchaser such data in personnel records of Transferred Employees as is reasonably necessary for Purchaser to transition such Employees into Purchaser’s records.

          (b) From time to time following the Closing, the Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and aquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Seller Documents and to assure fully to the Seller and its Affiliates and their respective successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Seller Documents, and to otherwise make effective the transactions contemplated hereby and thereby.
          (c) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained. The Seller shall, and shall cause its Affiliates to, use their respective best efforts to cooperate with Purchaser at its request in endeavoring to obtain such consents promptly. To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by the Seller or the Affiliate of the Seller in trust for Purchaser and the covenants and obligations thereunder shall be performed by Purchaser in the Seller’s or Affiliate’s name and all benefits and obligations existing thereunder shall be for Purchaser’s account. The Seller shall take or cause to be taken at the Seller’s expense such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and the Seller or each applicable Affiliate of the Seller shall promptly pay over to Purchaser all money or other consideration received by it in respect of all Nonassignable Assets. As of and from the Closing Date, the Seller on behalf of itself and its Affiliates authorize Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Purchaser’s expense, to perform all the obligations and receive all the benefits of the Seller or its Affiliates under the Nonassignable Assets and appoint Purchaser its attorney-in-fact to act in its respective name on its behalf or in the name of such Affiliate of the Seller and on such Affiliate’s behalf with respect thereto.
     2.6 Bulk-Sales Laws. Purchaser hereby waives compliance by the Seller with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser; provided, that the Seller agrees (a) to pay and discharge when due or to contest or litigate all claims of creditors which are asserted against Purchaser or the Purchased Assets by reason of such noncompliance, (b) to indemnify, defend and hold harmless Purchaser from and against any and all such claims in the manner provided in Article IX and (c) to take promptly all necessary action to remove any Lien which is placed on the Purchased Assets by reason of such noncompliance.
     2.7 Purchase Price Allocation.

          (a) Within thirty (30) days following the Closing, Purchaser shall deliver to the Seller a statement allocating the Cash Payment plus other amounts treated as consideration for federal income tax purposes among the Purchased Assets and the covenants described in Section 7.2 (non-competition; non-solicitation; confidentiality) in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Purchase Price Allocation Statement”). Purchaser and the Seller shall agree in good faith to revisions to the Purchase Price Allocation Statement to reflect any purchase price adjustments, including the payment of the Earn-Out Payment pursuant to Section 3.3. In the event that Purchaser and the Seller are unable to agree on the Purchase Price Allocation Statement within thirty (30) days following Purchaser’s delivery of such statement to the Seller, Purchaser and the Seller shall submit such dispute to the Independent Accountant to be resolved in accordance with the provisions of Section 2.7(b). All Tax Returns and reports filed by Purchaser and the Seller shall be prepared consistently with such allocation (as revised in accordance with this Section 2.7(a)).
          (b) If Purchaser and the Seller are unable to reach an agreement with respect to the Purchase Price Allocation Statement within thirty (30) days following Purchaser’s delivery of such statement to the Seller, they shall promptly thereafter cause a mutually acceptable independent accounting firm (the “Independent Accountant”) to review this Agreement and the disputed items or amounts contained in the Purchase Price Allocation Statement (it being understood that in making such calculation, the Independent Accountant shall be functioning as an expert and not as an arbitrator). In making such calculation, the Independent Accountant shall be instructed to consider only those items or amounts in the Purchase Price Allocation Statement and the Purchaser’s calculation of such allocations as to which the Seller has disagreed. The parties shall further instruct the Independent Accountant to deliver to Purchaser and the Seller, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Independent Accountant), a report setting forth such calculation. The Independent Accountant’s report shall be final and binding upon Purchaser and the Seller. The fees, costs and expenses of the Independent Accountant’s review and report shall be allocated to and borne by Purchaser and the Seller based on the inverse of the percentage that the Independent Accountant’s determination (before such allocation) bears to the aggregate amount of all items of the Purchase Price Allocation Statement in dispute. For example, should the items in dispute total in amount to $1,000 and the Independent Accountant allocates $600 in favor of the Seller’ position, 60% of the costs of its review would be borne by Purchaser and 40% of the costs would be borne by the Seller.
     2.8 Proration of Certain Expenses. Except as otherwise provided in Section 10.2 with respect to Taxes, all expenses and other payments in respect of all rents and other payments (including any prepaid amounts) due under the New York Lease and any tangible personal property leases constituting part of the Purchased Assets shall be prorated between the Seller, on the one hand, and Purchaser, on the other hand, as of the Closing Date. The Seller shall be responsible for all rents (including any percentage rent, additional rent and any accrued tax and operating expense reimbursements and escalations), charges and other payments of any kind accruing during any period under the New York Lease or any such tangible personal property leases up to and including the Closing Date. Purchaser shall be responsible for all such rents, charges and other payments accruing during any period under the New York Lease or any such tangible personal property leases after the Closing Date. Purchaser shall pay the full amount of any invoices received by it and shall submit a request for reimbursement to the Seller for the

Seller’s share of such expenses and the Seller shall pay the full amount of any invoices received by the Seller and Purchaser shall reimburse the Seller for Purchaser’s share of such expenses.
     2.9 Receivables. For a reasonable period following the Closing, the Seller shall provide reasonable assistance to Purchaser in the collection of accounts receivable. If the Seller shall receive payment in respect of accounts receivable that are included in the Purchased Assets, then the Seller shall promptly forward such payment to Purchaser.
ARTICLE III
CONSIDERATION AND CLOSING
     3.1 Consideration. The aggregate consideration for the Purchased Assets shall be (a) an amount in cash equal to $4,500,000 (the “Cash Payment” and together with the Earn-Out Payment (defined below), the “Purchase Price”), plus (b) the Earn-Out Payment, if any, paid in accordance with Section 3.3 below, subject to the indemnification obligations of the Seller set forth in Article IX, and (c) the assumption of the Assumed Liabilities (together with the Purchase Price, the “Total Consideration”).
     3.2 Payment of Cash Payment. On the Closing Date, Purchaser shall pay the Cash Payment to the Seller, which shall be paid by wire transfer of immediately available funds into an account designated by the Seller in writing not fewer than three (3) Business Days prior to the Closing Date.
     3.3 Earn-Out Payment.
          (a) Subject to Section 3.3(e) and Section 7.8(d), the Seller shall receive an earn-out payment (the “Earn-Out Payment”), payable in accordance with Section 3.3(c), equal to (1) (i) the product of 85% and (ii) (x) the product of (A) 0.50 and (B) the aggregate amount of revenue in excess of $6,000,000 realized in accordance with GAAP by the Seller and/or LSG and its subsidiaries and Affiliates during the year ended December 31, 2008 from the sale of Substrate Technology Component Parts and Combination Products plus (y) the aggregate amount of revenue realized in accordance with GAAP by LSG and its subsidiaries and Affiliates during the year ended December 31, 2009 from the sale of Substrate Technology Component Parts and Combination Products, minus (2) the amount of the Cash Payment, and minus (3) the cost to Purchaser or its Affiliates to remedy any Pre-Closing Product Warranty Claims; provided, that the Earn-Out Payment shall not exceed $10,500,000.
          (b) In determining the amount of revenue attributable to Substrate Technology Component Parts and Combination Products pursuant to Section 3.3(a), the parties agree that:
          (i) With respect to Combination Products:
     (A) Only the revenue attributable to a Substrate Technology Component Part shall be included in the revenue calculation; and

     (B) The revenue attributable to a Substrate Technology Component Part shall be equal to: (A) if the Seller and/or LSG or its subsidiaries or Affiliates have separately sold the applicable Substrate Technology Component Part to an independent third party during the 180-day period immediately preceding the applicable sale of the Combination Product, the weighted average sales price (calculated based upon the number of units sold) for such Substrate Technology Component Part during such 180-day period; or (B) 143% of the production cost of the applicable Substrate Technology Component Part.
          (ii) With respect to all Substrate Technology Component Parts and Combination Products, the revenue amount shall be reduced by any sales commissions paid by the Seller and/or LSG and its subsidiaries and Affiliates to independent sales representatives but shall not be reduced for any royalties or other amounts due or payable in respect of such products sold.
          (c) Subject to Section 3.3(e) and Section 7.8(d), within thirty (30) days of receipt by Purchaser of its audited financial statements for the year ended December 31, 2009 (such date, the “Earn-Out Payment Date”), Purchaser shall: (1) deliver to the Seller a reasonably detailed calculation of the Earn-Out Payment (the “Calculation”); (2) deliver to the Seller a signed report from the then-retained independent accounting firm of LSG, prepared in accordance with customary accounting attestation standards, that provides that such firm has audited the revenue and sales commissions components of the Calculation; and (3) pay an amount equal to the Earn-Out Payment to the Seller pursuant to the wire transfer instructions contemplated by Section 3.2 above.
          (d) If within twenty (20) days following the delivery of the Calculation, the Seller gives written notice to Purchaser of its objection to the Calculation (a “Dispute Notice”), then the Seller may hire an outside accountant, at its sole cost and expense (subject to the penultimate sentence of this Section 3.3(d)), to validate the Calculation in which case Purchaser shall provide reasonable access to its books and records for such purpose. The Seller shall, and shall cause its accountants and representatives to, keep all nonpublic information provided or obtained pursuant to this Section 3.3(d) strictly confidential and ensure that such information is not disclosed to any third parties. If within thirty (30) days after delivery of the Dispute Notice, the Seller’s accountant delivers a report to Purchaser indicating that the earn-out amount reflected in the Calculation is less than the amount supported by the report of the Seller’s accountant and stating in reasonable detail the disputed amounts, then the parties agree to instruct their respective accountants to attempt to resolve the disputed items or amounts contained in the Calculation. The parties’ respective accountants shall have thirty (30) days to attempt to resolve the disputed items (the “Resolution Period”). If the parties’ respective accountants both sign a report (the “Negotiated Calculation”) establishing that the earn-out amount reflected in the Calculation is less than the earn-out amount supported by the Negotiated Calculation, then within thirty (30) days after receipt of the Negotiated Calculation, Purchaser shall pay (in accordance with Section 3.3(c)) the Seller an amount equal to the earn-out amount supported by the Negotiated Calculation minus the earn-out amount reflected in the Calculation, and subject to the penultimate sentence of this Section 3.3(d), minus any of Purchaser’s reasonable fees and expenses relating to the resolution of the disputed Calculation. The

Negotiated Calculation shall be final, conclusive, non-appealable and binding for all purposes hereunder. If at the conclusion of the Resolution Period, the Seller’s accountant and Purchaser’s accountant have not delivered the Negotiated Calculation and the Seller continues to have a dispute with respect to the Calculation, then the disputed items or amounts shall be submitted to a mutually acceptable independent accounting firm (the “Neutral Auditor”) for resolution. The Neutral Auditor shall determine only the disputed items or amounts contained in the Calculation, and the Neutral Auditor’s determination shall be based upon and consistent with the terms and conditions of this Agreement. The determination by the Neutral Auditor shall be based solely on presentations with respect to such disputed items or amounts by the Seller and Purchaser to the Neutral Auditor and not on the Neutral Auditor’s independent review. Each of the Seller and Purchaser shall use their commercially reasonable efforts to make their presentation as promptly as practicable following submission to the Neutral Auditor of the disputed items, and each such party shall be entitled, as part of its presentation, to respond to the presentation of the other party and any questions and requests of the Neutral Auditor. The Neutral Auditor’s determination: (i) shall be made within thirty (30) days after its engagement (which engagement shall be made no later than ten (10) Business Days after the end of the Resolution Period), or as soon thereafter as possible; (ii) shall be set forth in a written report delivered to the Seller and Purchaser (the “Neutral Calculation”) and (iii) shall be final, conclusive, non-appealable and binding for all purposes hereunder. If the Neutral Calculation indicates that the earn-out amount reflected in the Calculation is less than the earn-out amount supported by the Neutral Calculation, then within thirty (30) days after receipt of the Neutral Auditor’s report, Purchaser shall pay (in accordance with Section 3.3(c)) the Seller an amount equal to the earn-out amount supported by the Neutral Calculation minus the earn-out amount reflected in the Calculation, and subject to the penultimate sentence of this Section 3.3(d), minus any of Purchaser’s reasonable fees and expenses relating to the resolution of the disputed Calculation. The Seller shall pay all fees and expenses of Purchaser relating to the dispute of the Calculation pursuant to this Section 3.3(d); provided, that if it is ultimately determined that Purchaser’s Calculation was more than $500,000 less than the earn-out payment supported by the Negotiated Calculation or the Neutral Calculation, as applicable, then Purchaser shall pay all of its own fees and expenses and all of the fees and expenses of the Seller relating to such dispute.
          (e) On the Earn-Out Payment Date, Purchaser shall have the right to withhold or otherwise offset any amounts due to Purchaser, or reasonably estimated by Purchaser to be due to Purchaser, pursuant to Article IX of this Agreement against the Earn-Out Payment; provided, that, prior to the termination of the General Survival Period or the Earn-Out Payment Date, as applicable (depending on the nature of the underlying claim or dispute), Purchaser shall have given notice (stating in reasonable detail (to the extent available) the basis of the claim for indemnification) to the Seller in accordance with Section 9.3(a). Upon the final resolution of any dispute or claim for which an estimated amount was withheld pursuant to this Section 3.3(e), the amount due to the Seller in respect of the Earn-Out Payment, if any, after taking into account the resolution of such dispute or claim, shall be promptly paid to the Seller.
     3.4 Tax Treatment. Purchaser and the Seller agree to treat the transactions under this Agreement as a taxable sale by the Seller of the Purchased Assets in exchange for the Total Consideration under section 1001 of the Code.

     3.5 Closing. The consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of Haynes and Boone, LLP located at 901 Main Street, Suite 3100, Dallas, Texas 75202 (or at such other place as the parties may designate in writing) at 10:00 a.m. (Dallas time) on the date hereof (the “Closing Date”).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER
          The Seller hereby represents and warrants to Purchaser as set forth in this Article IV, except as otherwise set forth in the Disclosure Schedules attached hereto. Any information disclosed in a section of the Disclosure Schedules shall, should it be reasonably apparent on its face that such information applies to another section of the Disclosure Schedules, be deemed to be disclosed with respect to such other section of the Disclosure Schedules. The descriptions of documents and agreements contained in the Disclosure Schedule are qualified in their entirety by the full terms and provisions of such documents and agreements themselves, copies of which have been delivered or made available to the Purchaser.
     4.1 Organization and Good Standing; Subsidiaries. The Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. The Seller is duly qualified or authorized to do business and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization. Schedule 4.1 sets forth a complete and accurate list of all of the jurisdictions in which the Seller is qualified to do business. The Seller has delivered to Purchaser true, complete and correct copies of its Certificate of Incorporation and Bylaws as in effect on the Closing Date. The Seller does not own, directly or indirectly, any securities in any Person and does not have the right or obligation, pursuant to a Contract or otherwise, to acquire any securities or other similar investment in any Person.
     4.2 Authorization of Agreement. The Seller has all requisite power, authority and has taken all corporate action to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Seller in connection with the transactions contemplated by this Agreement (collectively, the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Seller Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all necessary corporate and stockholder action on the part of the Seller and its stockholders. This Agreement and each of the Seller Documents has been duly and validly executed and delivered by the Seller, and (assuming the due authorization, execution and delivery by Purchaser) this Agreement and each of the Seller Documents constitutes the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with its respective terms. The Seller has taken all steps necessary to ensure that it will continue in existence through the Earn-Out Payment Date or such later date as may be required to comply with ISRA.
     4.3 Conflicts; Consents of Third Parties.
          (a) The execution and delivery and performance by the Seller of this Agreement and each of the Seller Documents do not, and the consummation by the Seller of the transactions contemplated hereby and thereby will not, contravene, conflict with, or result in any violation or breach of, default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, amendment, modification or acceleration of any rights or obligations under, give rise to any obligation of the Seller to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under or result in the creation of any Liens upon any of the properties or assets of the Seller under any provision of (i) the Certificate of Incorporation or Bylaws of the Seller as in effect on the Closing Date; (ii) any Contract or Permit to which the Seller is a party or by which any of the properties or assets of the Seller are bound; (iii) any Order applicable to the Seller or by which any of the properties or assets of the Seller are bound; or (iv) any applicable Law.
          (b) Except as disclosed in Schedule 4.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Seller in connection with (i) the execution and delivery of this Agreement or any Seller Document, the compliance by the Seller with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by the Seller of any other action contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Contract or Permit of the Seller.
     4.4 Ownership of the Seller. Schedule 4.4 sets forth a complete and accurate list of all of the record owners of all of the issued and outstanding capital stock or other equity interests of the Seller and all securities convertible or exercisable into capital stock or other equity interests of the Seller. No other Person owns or, to the Seller’s Knowledge, has asserted ownership rights to, any warrant, option, equity or other interest in the Seller, including, any right to receive any such equity interest upon the conversion, exercise or exchange of any other interest in the Seller.
     4.5 Financial Statements.
          (a) The Seller has delivered to Purchaser copies of (i) the audited balance sheets of the Seller as at December 31, 2005, 2006 and 2007 and the related audited statements of income and cash flows of the Seller for the twelve-month periods then ended, and (ii) the unaudited balance sheets of the Seller as at June 30, 2008 and the related statements of income and cash flows of the Seller for the six-month period then ended (such statements referred to in subsections (i) and (ii) immediately above, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied by the Seller and presents fairly in all material respects the financial position, results of operations and cash flows of the Seller as at the dates and for the periods indicated, except that the unaudited Financial Statements referred to above lack notes and are subject to normal year-end adjustments, which will not be material individually or in the aggregate.
          For the purposes hereof, the audited balance sheet of the Seller as at December 31, 2007 is referred to as the “Balance Sheet” and December 31, 2007 is referred to as the “Balance Sheet Date.”
          (b) All books, records and accounts of the Seller are accurate and complete and are maintained in all material respects in accordance with good business practice and all applicable Laws. The Seller maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.
     4.6 No Undisclosed Liabilities. Other than Liabilities (i) specifically reflected in, fully reserved against or otherwise described in the Balance Sheet or the notes thereto, (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date, or (iii) set forth in Schedule 4.6, the Seller has no Liabilities required under GAAP to be reflected on a balance sheet or the notes thereto.
     4.7 Title to Purchased Assets; Sufficiency; Fair Consideration. The Seller owns and has good and valid title to each of the Purchased Assets, free and clear of all Liens other than Permitted Exceptions. The Purchased Assets constitute all of the assets used or held for use by the Seller in connection with the Business and are sufficient for Purchaser to conduct the Business from and after the Closing Date without interruption and in the Ordinary Course of Business, as it has been conducted by the Seller. The Seller is not entering into the transactions contemplated hereby with intent to hinder, delay or defraud either present or future creditors. After the Closing, the Seller shall be able to pay its debts and obligations as they become due in the ordinary course of business.
     4.8 Real Property. Seller does not currently own nor has it ever owned any fee interests in real property.
     4.9 Intellectual Property.
          (a) Schedule 4.9(a) sets forth an accurate and complete list of all Internet domain names, Patents, pending applications for Patents, registered Marks, pending applications for registration of Marks, unregistered Marks, registered Copyrights, and pending applications for registration of Copyrights included in the Purchased Intellectual Property. Schedule 4.9(a) lists (i) the jurisdictions in which each such item of Purchased Intellectual Property has been issued, registered, otherwise arises or in which any such application for such issuance and registration has been filed and (ii) the registration or application number and date, as applicable.

          (b) As of the Closing Date, all of the Purchased Intellectual Property, including all Internet domain names, Patents, pending applications for Patents, registered Marks, pending applications for registration of Marks, registered Copyrights, and pending applications for registration of Copyrights are in full force and effect, and all application fees, grant fees, filing fees, maintenance fees, annuity fees, renewal fees, other government fees, and any other fees that may be required to maintain the Internet domain names, Patents, pending applications for Patents, registered Marks, pending applications for registration of Marks, registered Copyrights, and pending applications for registration of Copyrights in full force and effect at least until the Closing Date have been paid.
          (c) Except as disclosed in Schedule 4.9(c), the Seller is the sole and exclusive owner of all right, title and interest in and to all of the Purchased Technology and Purchased Intellectual Property, including each of the Copyrights in any works of authorship prepared by or for the Seller that resulted from or arose out of any work performed by or on behalf of the Seller or by any Employee, Former Employee, officer, consultant or contractor of the Seller, in each case, free and clear of all Liens or obligations to others (except for those specified licenses included in Schedule 4.9(f)). The Seller has valid and continuing rights to use, sell and license, as the case may be, all other Intellectual Property and Technology related to or used in connection with the Business as the same is used, sold and licensed in the Business as presently conducted and proposed to be conducted, free and clear of all Liens or obligations to others (except for those specified licenses included in Schedule 4.9(f)).
          (d) The Purchased Intellectual Property and Purchased Technology, the design, development, manufacturing, licensing, marketing, distribution, offer for sale, sale or use or maintenance of any products and services in connection with the Business as presently and as currently proposed to be conducted, and the present and currently proposed business practices, methods and operations of the Seller do not, to Seller’s knowledge, infringe, constitute an unauthorized use of, misappropriate, dilute or violate any Intellectual Property or other right of any Person (including pursuant to any non-disclosure agreements or obligations to which the Seller or any of its Employees or Former Employees is a party). The Purchased Intellectual Property, the Intellectual Property and Technology licensed to the Seller under the Intellectual Property Licenses included in the Purchased Contracts and the Purchased Technology include all of the Intellectual Property and Technology used by Seller to conduct the Business as currently being conducted.
          (e) Except with respect to licenses of commercial off-the-shelf Software available on reasonable terms for a license fee of no more than $10,000, and except pursuant to the Intellectual Property Licenses listed in Schedule 4.9(f), the Seller is not required, obligated, or under any Liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to, any Purchased Intellectual Property, or any other Person, with respect to the use thereof or in connection with the conduct of the Business as currently conducted or proposed to be conducted.
          (f) Schedule 4.9(f) sets forth a complete and accurate list of all (i) Intellectual Property Licenses, (ii) Contracts to which the Seller is a party containing a covenant not to compete or otherwise limiting its ability to (A) exploit fully any of the Purchased Intellectual Property or (B) conduct the Business in any market or geographical area or with any Person or

(iii) Contracts to which the Seller is a party containing an agreement to indemnify any other Person against any claim of infringement, unauthorized use, misappropriation, dilution or violation of Intellectual Property. The Seller has delivered to Purchaser true, correct and complete copies of each Contract set forth on Schedule 4.9(f) together with all amendments, modifications or supplements thereto.
          (g) Each of the Intellectual Property Licenses is in full force and effect and is the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Seller is not in default under any Intellectual Property License, nor, to the Knowledge of the Seller, is any other party to an Intellectual Property License in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Intellectual Property Licenses has exercised any termination rights with respect thereto and there are no disputes regarding the scope or performance of any such agreement. The Seller has and will transfer to Purchaser at the Closing, good and valid title to the Intellectual Property Licenses, free and clear of all Liens other than Permitted Exceptions. The Seller has delivered or otherwise made available to Purchaser true, correct and complete copies of all of the Intellectual Property Licenses, together with all amendments, modifications or supplements thereto.
          (h) No Trade Secret material to the Business as presently conducted and proposed to be conducted has been authorized to be disclosed or has been actually disclosed by the Seller to any of its Former Employees, Employees or any third Person other than pursuant to a confidentiality or non-disclosure agreement. The Seller has taken adequate security measures to protect the secrecy, confidentiality and value of all the Trade Secrets included in the Purchased Intellectual Property and any other non-public, proprietary information included in the Purchased Technology, which measures are reasonable in the industry in which the Business operates. The Seller has executed valid written agreements with all of their Former Employees, Employees and other third Persons who have contributed to the development of Technology and Intellectual Property for or on behalf of the Seller pursuant to which each such Former Employee, Employee or other third Person has assigned to the Seller all their rights in and to all Technology and Intellectual Property they may develop in the course of their employment or engagement (as applicable) and agreed to hold all trade secrets and Confidential Information of the Seller in confidence both during and after their employment or engagement.
          (i) As of the Closing Date, the Seller is not the subject of any pending or, to the Knowledge of the Seller, threatened Legal Proceedings which involve or that could reasonably imply (such as an offer to grant a license) a claim of infringement, unauthorized use, misappropriation, dilution or violation by any Person against the Seller or challenging the ownership, use, validity or enforceability of any Purchased Intellectual Property or Purchased Technology. The Seller has not received notice, written (including by electronic mail) or otherwise, of any such threatened claim and, to the Knowledge of the Seller, there are no facts or circumstances that would form the basis for any such claim or challenge. As of the Closing Date, the Purchased Intellectual Property, and all of the Seller’s rights in and to the Purchased

Intellectual Property and in and to the Purchased Technology, are valid, enforceable, and transferable to Purchaser.
          (j) To the Knowledge of the Seller, no Person is infringing, violating, misusing or misappropriating any Purchased Intellectual Property or Purchased Technology, no Person has infringed, violated, misused, or misappropriated, any Purchased Intellectual Property or Purchased Technology, and no such claims have been made against any Person by the Seller.
          (k) There are no Orders to which the Seller is a party or by which it is bound which restrict any rights to any Purchased Intellectual Property or Purchased Technology or which affect the validity, use or enforceability of any Purchased Intellectual Property or Purchased Technology.
          (l) The consummation of the transactions contemplated hereby will not result in the loss or impairment of Purchaser’s right to own or use any of the Purchased Intellectual Property or Purchased Technology.
          (m) No Employee or Former Employee of the Seller has any right, title or interest, directly or indirectly, in whole or in part, in any Purchased Intellectual Property or Purchased Technology. To the Knowledge of the Seller, no Employee or Former Employee of the Seller engaged in the Business is, as a result of or in the course of such Employee’s or Former Employee’s engagement, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.
          (n) Schedule 4.9(n) sets forth a complete and accurate list of (i) all Software included in the Purchased Technology owned exclusively by the Seller that is material to the operation of the Business and (ii) all other Software used in the Business that is not exclusively owned by the Seller, excluding commercial-off-the-shelf Software available on reasonable terms for a license fee of no more than $10,000.
          (o) The information technology systems of the Seller, including the relevant Software and hardware, are adequate for the business as presently conducted and as currently proposed to be conducted, including with respect to expected increases in business volume. The information technology systems of the Seller have not suffered any material failure within the past two (2) years and are reasonably secure against intrusion. To the Seller’s Knowledge, it has not suffered any security breaches within the past two (2) years that have resulted in a third party obtaining access to any Confidential Information of the Seller or any of its customers or suppliers.
          (p) No open source software or freeware has been incorporated into any product of the Seller that would in any way limit the ability to make, use or sell such product (including the obligation to disclose source code) or that would diminish or transfer the rights of ownership in any Intellectual Property or Software of the Seller to a third party.
          (q) The Seller is in compliance with any posted privacy policies and any Laws or regulations relating to personally identifiable information.

     4.10 Material Contracts.
          (a) Schedule 4.10(a) sets forth, by reference to the applicable subsection of this Section 4.10(a), all of the following Purchased Contracts to which the Seller is a party or by which the Seller or the Seller’s assets or properties are bound (collectively, the “Material Contracts”):
          (i) Contracts with any current or former officer, director, equity holder, manager, member or Affiliate of the Seller;
          (ii) Contracts with any labor union or association representing any Employee of the Seller;
          (iii) Contracts for the sale of any of the assets of the Seller other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;
          (iv) Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;
          (v) Contracts containing covenants of the Seller not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any Person with respect to employment or covenants of any other Person not to compete with the Seller in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment;
          (vi) Contracts relating to the acquisition (by merger, purchase of equity or assets or otherwise) by the Seller of any operating business or material assets or the capital stock of any other Person;
          (vii) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of the Seller, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;
          (viii) all Contracts providing for payments by or to the Seller in excess of $25,000 in any fiscal year or $75,000 in the aggregate during the term thereof;
          (ix) all Contracts relating to the lease of personal property used in the Business or to which the Seller is a party or by which the properties or assets of the Seller is bound and involving annual payments in excess of $25,000;
          (x) the New York Lease;
          (xi) Contracts providing for severance, retention, change in control or other similar payments;

          (xii) Other than with respect to any Excluded Employee, Contracts for the employment of any individual on a full-time, part-time or consulting or other basis;
          (xiii) material management Contracts and Contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than thirty (30) days’ notice;
          (xiv) outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by the Seller; and
          (xv) Contracts otherwise material to the Seller.
          (b) Each of the Material Contracts is in full force and effect and constitutes a legal, valid and binding obligation of the Seller and of the other parties thereto, enforceable against each of them in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise set forth in Schedule 4.10(b), continue in full force and effect without penalty or other adverse consequence following the Closing. The Seller is not in breach of or default under any Material Contract, nor, to the Knowledge of the Seller, is any other party to any Material Contract in breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default by the Seller or any other party thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no such party has given notice of any significant dispute with respect to any Material Contract. The Seller has and will transfer to Purchaser at the Closing, good and valid title to the Material Contracts, free and clear of all Liens other than Permitted Exceptions. The Seller has delivered to Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.
     4.11 Employee Benefits.
          (a) Schedule 4.11(a) contains a true and complete list of all (i) Plans and (ii) Employees of the Seller as of the Closing Date and the annual compensation or rate of pay for each Employee (together with a description of any other material compensation arrangements, including without limitation, such Employee’s accrued vacation, if any, other than the Plans set forth in response to this Section 4.11(a). Copies of the following materials have been delivered or made available to Purchaser: (1) all current and prior plan documents for each Plan (including any amendment thereto) or, in the case of an unwritten Plan, a written description thereof, (2) all determination letters from the IRS with respect to any of the Plans, (3) all current and prior summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports, (4) all current and prior trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Plan, and (5) any other documents, forms or other instruments relating to any Plan reasonably requested by Purchaser.
          (b) Neither the Seller nor any ERISA Affiliate currently has maintained or contributed to or been required to contribute to or had any liability, contingent or otherwise, at any time within six (6) years prior to the Closing Date with respect to any “defined benefit plan”

as defined in Section 3(35) of ERISA, any pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, any “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or any “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.
          (c) There are no pending or threatened claims by or on behalf of any the Plans, by any person covered thereby (other than ordinary claims for benefits submitted by participants or beneficiaries) or any Governmental Body and neither the Seller nor any ERISA Affiliate has any obligation under any Plan or with respect to which Purchaser would have any liability or that could result in a Lien attaching to the Purchased Assets, including without limitation any obligations of the Seller or any ERISA Affiliate relating to: (i) any benefits provided under any life, medical or health plan (other than as an incidental benefit under any Plan intended to be “qualified” within the meaning of Section 401(a) of the Code) that provides benefits to retirees or other terminated employees other than benefit continuation rights under COBRA; (ii) any transactions in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code with respect to any Plan for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code or that would result in a civil penalty being imposed under subsections (i) or (l) of Section 502 of ERISA; or (iii) any coverage under or failure to comply with the COBRA.
     4.12 Litigation. Except as set forth in Schedule 4.12, there is no Legal Proceeding pending or, to the Knowledge of the Seller, threatened against the Seller (or to the Knowledge of the Seller, pending or threatened, against any of the officers, managers, directors or key Employees of the Seller with respect to their business activities on behalf of the Seller), or to which the Seller is otherwise a party, before any Governmental Body; nor to the Knowledge of the Seller is there any reasonable basis for any such Legal Proceeding. Except as set forth on Schedule 4.12, the Seller is not subject to any Order, and the Seller is not in breach or violation of any Order. Except as set forth on Schedule 4.12, the Seller is not engaged in any Legal Proceeding to recover monies due it or for damages sustained by it under any Material Contract or otherwise. There are no Legal Proceedings pending or, to the Knowledge of the Seller, threatened against the Seller or to which the Seller is otherwise a party relating to this Agreement or any Seller Document or the transactions contemplated hereby or thereby.
     4.13 Compliance with Laws; Permits.
          (a) The Seller has complied and is in compliance, in each case, in all material respects, with all applicable Laws. The Seller has not received any written or other notice of or been charged with the violation of any Laws. To the Knowledge of the Seller, the Seller is not under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such violation.
          (b) Schedule 4.13(b) contains a list of all Permits which are required for the operation of the Business as presently conducted and as presently intended to be conducted (“Seller Permits”), other than those the failure of which to possess is immaterial. The Seller currently has all Seller Permits and each such Seller Permit is in full force and effect. The Seller is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Seller Permit and, to the Knowledge of the Seller, there are no facts or circumstances which could form the basis for any such default or violation. None of the Seller Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement.
     4.14 Indebtedness, Product Warranties, Accounts and Notes Receivable and Payable.
          (a) All Indebtedness of the Seller may be prepaid at any time without penalty.
          (b) There is no Pre-Closing Warranty Claim pending or, to the Knowledge of the Seller, threatened against the Seller; nor to the Knowledge of the Seller is there any reasonable basis for any Pre-Closing Warranty Claim.
          (c) All accounts and notes receivable of the Seller have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and are payable on ordinary trade terms. All accounts and notes receivable of the Seller are, to the Seller’s Knowledge, good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. All accounts and notes receivable arising after the Balance Sheet Date are, to Seller’s Knowledge, good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. None of the accounts or the notes receivable of the Seller (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods sold on consignment, on approval or on sale-or-return basis or subject to any other repurchase or return arrangement.
          (d) All accounts payable of the Seller are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable.
     4.15 Related Party Transactions. No Employee, officer, director, manager, equity holder, partner or member of the Seller, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Seller nor does the Seller owe any amount to, or has the Seller committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with the Seller (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Seller, (iv) has any claim or cause of action against the Seller or (v) owns any direct or indirect interest of any kind in, or controls or is a director, manager, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Seller.
     4.16 Financial Advisors. Except as set forth on Schedule 4.16, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Seller in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

     4.17 Customers and Suppliers.
          (a) Set forth on Schedule 4.17(a) are Seller’s ten (10) largest customers, by dollar volume, during the period beginning January 1, 2007 and ending on May 31, 2008 and sets forth opposite the name of each such customer the dollar amount of sales attributable to such customer for such periods. The Seller is not engaged in any material dispute with any current customer, no such customer has notified the Seller that it intends to terminate or materially reduce its business relations with the Seller, and, to the Knowledge of the Seller, there is no reason why any such customer would not continue such business relationship with the Seller after the Closing.
          (b) Set forth on Schedule 4.17(b) are Seller’s ten (10) largest vendors, by dollar volume, during the period beginning January 1, 2007 and ending on May 31, 2008. The Seller is not engaged in any material dispute with any current vendor and no such vendor has notified the Seller that it intends to terminate or materially reduce its business relations with the Seller, and, to the Knowledge of the Seller, there is no reason why any such vendor would not continue such business relationship with the Seller after the Closing.
     4.18 Accredited Investor. The Seller is an “accredited investor” as such term is defined in Regulation D under the Securities Act.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
          Each Stockholder, severally and not jointly, hereby represents and warrants to Purchaser that:
     5.1 Organization and Good Standing. Such Stockholder is duly organized or incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation. Such Stockholder is duly qualified or authorized to do business and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.
     5.2 Authorization of Agreement. Such Stockholder has all requisite power and authority and has taken all requisite action to execute and deliver this Agreement and such Stockholder has all requisite power and authority and has taken all requisite action to execute and deliver each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by such Stockholder in connection with the transactions contemplated by this Agreement (collectively, the “Stockholder Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Stockholder Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all requisite action on the part of such Stockholder. This Agreement and each of the Stockholder Documents to which such

Stockholder is a party has been duly and validly executed and delivered by such Stockholder, and (assuming the due authorization, execution and delivery by Purchaser) this Agreement and each of the Stockholder Documents to which such Stockholder is a party constitutes the legal, valid and binding obligations of such Stockholder enforceable against such Stockholder in accordance with its respective terms. Such Stockholder has taken all steps necessary to ensure that the Seller will continue in existence through the Earn-Out Payment Date.
     5.3 Conflicts; Consents of Third Parties.
          (a) The execution and delivery and performance by such Stockholder of this Agreement and each of the Stockholder Documents to which such Stockholder is a party do not, and the consummation by such Stockholder of the transactions contemplated hereby and thereby will not contravene, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, amendment, modification or acceleration of any rights or obligations under, or give rise to any obligation of such Stockholder to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of such Stockholder under any provision of (i) the Certificate of Incorporation and Bylaws or comparable organizational documents of such Stockholder; (ii) any Contract or Permit to which such Stockholder is a party or by which any of the properties or assets of such Stockholder are bound; (iii) any Order applicable to such Stockholder or by which any of the properties or assets of such Stockholder are bound; or (iv) any applicable Law, other than payment obligations to its partners under its organizational documents.
          (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of such Stockholder in connection with the execution and delivery of this Agreement or the Stockholder Documents, the compliance by such Stockholder with any of the provisions hereof and thereof, the consummation of the transactions contemplated hereby and thereby or the taking by such Stockholder of any other action contemplated hereby or thereby.
     5.4 Ownership of the Seller. As of the Closing, such Stockholder is the holder of record and beneficially owns the equity interest in the Seller set forth opposite its name on Schedule 5.4 hereto, free and clear of all Liens. Other than the equity interest in the Seller listed opposite such Stockholder’s name on Schedule 5.4, such Stockholder does not have, or have the right to acquire, any other equity securities or other ownership interest in the Seller.
     5.5 Accredited Investor. Such Stockholder is an “accredited investor” as such term is defined in Regulation D under the Securities Act.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER
          Purchaser hereby represents and warrants to the Seller that:
     6.1 Organization and Good Standing. Each of Purchaser and LSG is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.
     6.2 Authorization of Agreement. Each of Purchaser and LSG has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser and LSG of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser and LSG. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and LSG and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser and LSG, enforceable against Purchaser and LSG in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     6.3 Conflicts; Consents of Third Parties.
          (a) None of the execution and delivery by Purchaser and LSG of this Agreement and of the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser and LSG with any of the provisions hereof or thereof will conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the Certificate of Incorporation and Bylaws of Purchaser; (ii) any Contract or Permit to which Purchaser or LSG is a party or by which any of their properties or assets are bound; (iii) any Order of any Governmental Body applicable to Purchaser or LSG or by which any of the properties or assets of Purchaser or LSG are bound; or (iv) any applicable Law.
          (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser or LSG in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser or LSG with any of the provisions hereof or thereof, except for such consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings or notifications that, if not obtained, made or given, would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser or LSG to consummate the transactions contemplated by this Agreement.

     6.4 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser or LSG in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.
ARTICLE VII
COVENANTS
     7.1 Further Assurances. Each of the Seller and Purchaser shall use its commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate and make effective the transactions contemplated by this Agreement.
     7.2 Non-Competition; Non-Solicitation; Confidentiality.
          (a) For a period from the Closing Date until the fifth anniversary of the Closing Date, the Seller shall not and shall cause its officers and employees so long as they serve in such capacities not to, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the Business or that otherwise competes with the Business (a “Restricted Business”); provided, that the restrictions contained in this Section 7.2(a) shall not restrict the acquisition by the Seller, directly or indirectly, of less than 2% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.
          (b) For a period from the Closing Date to the fifth anniversary of the Closing Date, the Seller shall not and shall cause its managers, directors, officers and employees not to: (i) cause, solicit, induce or encourage any Transferred Employees to leave the employment of Purchaser or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier (including any content providers) or licensor of the Business (including any existing or former customer of the Seller and any Person that becomes a client or customer of the Business after the Closing) or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship.
          (c) From and after the Closing Date, the Seller and the Stockholders shall not and shall cause their respective officers, directors and Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Purchaser, any Confidential Information. The Seller and the Stockholders and their respective officers, directors and Affiliates shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law; provided, that in the event disclosure is required by applicable Law, the Seller or such Stockholder shall, to the extent reasonably possible, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order. Notwithstanding any other provision in this Agreement, Purchaser and its Affiliates understand and agree that (i) the Stockholders and their representatives are in the business of evaluating technologies, business plans and the potential development plans of a large number of companies, and (ii) the Stockholders may retain certain Confidential Information in their unaided memory without reference to any copies of such Confidential Information (the portion(s) of such Confidential Information which are retained in such a Stockholder’s unaided memory without reference to any written, electronic or other fixed form, shall be known as “Residual Information”). Accordingly, Purchaser and its Affiliates acknowledge that such Stockholders and their representatives and affiliates, may have in the past or may in the future hold discussions with, evaluate an investment in, or develop an investment relationship with, one or more companies who could be deemed to be competitive with Purchaser or the Purchased Assets. Therefore, neither the use of Residual Information (that otherwise complies with this Section 7.2(c)) in evaluating, making or managing such investments or investment relationships nor such Stockholders’ nor their representatives’ or affiliates’ relationship with or investment in any other company shall in itself be deemed to be a violation of this Section.
          (d) The covenants and undertakings contained in this Section 7.2 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.2 will cause irreparable injury to Purchaser, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 7.2 will be inadequate. Therefore, Purchaser will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 7.2 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by this Section 7.2 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity. In the event that Purchaser were to seek damages for any breach of this Section 7.2, the portion of the Purchase Price which is allocated by the parties to the foregoing covenant shall not be considered a measure of or limit on such damages.
          (e) The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 7.2 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.
     7.3 Preservation of Records. The Seller and Purchaser agree that each of them shall preserve and keep the records held by them or their Affiliates relating to the Business for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Seller or Purchaser or any of their Affiliates or in order to enable the Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event the Seller or Purchaser wishes to destroy (or permit to be destroyed) such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety-day period, to take possession of the records within 180 days after the date of such notice.
     7.4 Publicity. Neither the Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or the Seller, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Purchaser or any of Purchaser’s Affiliates lists securities; provided, that to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof. Each of Purchaser and the Seller agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law. In the event that such disclosure, availability or filing is required by applicable Law, each of Purchaser and the Seller (as applicable) agrees to use their commercially reasonable efforts to obtain “confidential treatment” of this Agreement with such Governmental Body and to redact such terms of this Agreement the other party shall request.
     7.5 Use of Name. The Seller hereby agrees that upon the Closing, Purchaser shall have the sole right to the use of the names Lamina Lighting or similar names, and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, or otherwise used in the Business, including any name or mark confusingly similar thereto (collectively, the “Seller Marks”). Within five (5) Business Days of the Closing, the Seller shall change its name to no longer include the names Lamina Lighting, or any variation thereof. The Seller shall not, and shall not permit any Affiliate to, use such name or any variation or simulation thereof or any of the Seller Marks.
     7.6 Restrictions on Purchase Price. Notwithstanding any provision herein to the contrary, the Seller shall (i) hold or otherwise retain $350,000 of the Cash Payment received from Purchaser in the account of Lamina until January 3, 2009 (other than up to $100,000 which may be held in a trust fund established to comply with any ISRA requirements) and (ii) not assign or otherwise transfer the Seller’s right to receive the Earn-Out Payment to any other Person.
     7.7 LSG Guaranty. LSG hereby irrevocably and unconditionally guarantees to the Seller the full and prompt payment of the Cash Payment, the aggregate amount of the Earn-Out Payment payable by Purchaser pursuant to Section 3.3(c) and the indemnification obligations payable by Purchaser under Article IX and all other obligations of Purchaser under this Agreement.
     7.8 ISRA Compliance.

          (a) After the Closing, the Seller shall take all action necessary to comply with ISRA as it relates to the property underlying the New Jersey Lease and the Sublease Agreement (the “Premises”) and shall bear all fees and expenses relating thereto, including without limitation, any fees and expenses associated with any Funding Source and the remediation funding source surcharge; provided, that the Seller shall not be responsible for any obligations, fees or expenses that may arise after the Closing Date solely as a result of the actions of Purchaser on the Premises from and after the Closing Date. The Seller acknowledges that, prior to Closing, it has entered into a remediation agreement pursuant to N.J.S.A. 13:1K-9(e) (the “Remediation Agreement”), in form and substance reasonably acceptable to Purchaser. After the Closing, the Seller shall comply with all requirements of the Remediation Agreement, including the provision of any Funding Source (as that term is used in relation to ISRA) required by such Remediation Agreement or the regulations of the NJDEP applicable to the Seller.
          (b) Within thirty (30) days after the Closing Date, the Seller shall (and the Stockholders shall cause the Seller to) perform a Preliminary Assessment Report (as that term is used in relation to ISRA) of the Premises and shall promptly provide Purchaser with a copy of the Preliminary Assessment Report. After performing the Preliminary Assessment Report, if applicable, the Seller shall submit a negative declaration with the NJDEP for approval. If, following the completion of the Preliminary Assessment Report, the NJDEP determines that any further environmental investigation or remedial action is required, the Seller shall (and the Stockholders shall cause the Seller to), at its sole cost and expense, perform all such further required investigation and/or remedial action, including the preparation and submission of any required remedial action workplan or financial assurances or funding sources required by ISRA or the NJDEP, except for any such obligations, fees and expenses relating to Purchaser’s operations and use of the Premises from and after the Closing Date; provided, that the Seller shall not be responsible for any obligations, fees or expenses that may arise after the Closing Date solely as a result of the actions of Purchaser on the Premises from and after the Closing Date.
          (c) The Seller shall promptly provide Purchaser with copies of all documents received by the Seller from the NJDEP relating to the Premises. Not less than three (3) Business Days prior to the filing of any documents with the NJDEP relating to the Premises, the Seller shall provide Purchaser with copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of Purchaser.
          (d) If, prior to the Earn-Out Payment Date, the Seller shall not have received from the NJDEP (and subsequently delivered to Purchaser) a written approval of the Seller’s negative declaration as evidenced by a “No Further Action Letter” and “Covenant Not to Sue” as to all areas of concern related to Premises (other than those arising after the Closing Date solely as a result of the actions of Purchaser on the Premises from and after the Closing Date), then Purchaser shall have the right, subject to providing notice to the Seller in accordance with Section 3.3(e), to offset or otherwise withhold a reasonable amount of the Earn-Out Payment, estimated in good faith by Purchaser, to comply with ISRA and protect Purchaser from any Liability that may be attributable to Purchaser pursuant to ISRA (other than those Liabilities arising after the Closing Date solely as a result of the actions of Purchaser on the Premises from and after the Closing Date).

     7.9 Seller Existence After Closing. The Seller shall, and the Stockholders shall cause the Seller to, continue in existence through the Earn-Out Payment Date or until such later date as may be required to comply with ISRA.
     7.10 Transferred Employees. On or as of the Closing Date, Purchaser or an Affiliate of Purchaser shall deliver, in writing, an offer of employment (on an “at will” basis and on such other terms as Purchaser or such Affiliate shall determine in its sole discretion) to each Employee listed on Schedule 7.10. To the extent any such Employee does not accept such offer of employment, neither Purchaser nor any of its Affiliates shall make an offer of employment or hire any such Employee for ninety (90) days following the Closing Date. In addition, other than the offers of employment to the Employees set forth on Schedule 7.10 as provided above, for the ninety (90) day period immediately following the Closing Date, neither Purchaser nor any of its Affiliates shall make an offer of employment or hire any other Person who was an Employee of the Seller on or prior to the Closing Date.
     7.11 COBRA. As of the Closing Date, to the extent required by applicable Law, Purchaser or an Affiliate of Purchaser will offer continuation coverage for the duration of the coverage period required under COBRA under the health care plans covering the Transferred Employees after the Closing to each “M&A Qualified Beneficiary” (as such phrase is defined in Section 54.4980B-9, Q&A-4 of the Income Tax Regulations) in connection with the transaction contemplated by this Agreement. Notwithstanding the foregoing, a person will not be considered an M&A Qualified Beneficiary if (i) such person’s COBRA continuation coverage expired or was terminated prior to the Closing or (ii) such person had not made a COBRA continuation coverage election and the period of time for making a COBRA continuation coverage election (as set forth in Section 4980B(f)(5) of the Code and regulations thereunder) has expired. Schedule 7.11 contains a true and complete list of the names and contact information, the date on which the qualifying event occurred, and the date on which COBRA continuation coverage expires for (i) each Employee or Former Employee (or dependent thereof) currently receiving COBRA health care continuation coverage under a “group health plan” (as defined in Section 4980B of the Code) of the Seller, (ii) any Employee or Former Employee (or eligible dependent thereof) eligible to receive COBRA health care continuation coverage under a group health plan of the Seller and with respect to whom the “election period” (as defined in Section 4980B(f)(5) of the Code) has not expired, and (iii) any Employee or Former Employee (or eligible dependent thereof) who will otherwise be an M&A Qualified Beneficiary in connection with the transaction contemplated by this Agreement.
ARTICLE VIII
CLOSING DELIVERIES
     8.1 Seller’s Deliveries. At the Closing, the Seller shall deliver the following documents and items, duly executed and acknowledged (as appropriate), to Purchaser in a form reasonably satisfactory to Purchaser and its counsel:
          (a) All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Body required to be obtained or made in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;

          (b) All consents, waivers and approvals listed on Schedule 4.3(b) hereof in a form satisfactory to Purchaser;
          (c) An affidavit of non-foreign status of the Seller that complies with the Treasury Regulations under section 1445 of the Code (a “FIRPTA Affidavit”);
          (d) Certificates of good standing dated not more than five (5) Business Days prior to the Closing Date with respect to the Seller issued by the Secretary of State of the State of Delaware and for each state in which the Seller is qualified to do business as a foreign entity; and (ii) from each Taxing Authority to which application has been made pursuant to, or in accordance with, this Agreement;
          (e) Tax Clearance Certificates with respect to the Seller from the State of Delaware and each state in which the Seller is registered to do business and/or is doing business, as applicable, stating the Seller has paid all franchise, income, sales, use and other state and local Taxes up to and including the Closing Date;
          (f) A bill of sale in the form of Exhibit A hereto;
          (g) The assignment and assumption agreement in the form of Exhibit B hereto and assignments of the registrations and applications included in the Purchased Intellectual Property, in a form reasonably acceptable to Purchaser and suitable for recording in the U.S. Patent and Trademark Office, U.S. Copyright Office or equivalent foreign agency, as applicable, and general assignments of all other Purchased Intellectual Property;
          (h) All instruments and documents relating to the Purchased Intellectual Property and all instruments and documents relating to the Purchased Technology;
          (i) An opinion of Sonnenschein, Nath & Rosenthal, LLP, counsel to the Seller, in substantially the form of Exhibit C hereto;
          (j) All instruments and documents (including, without limitation, payoff letters) necessary to release any and all Liens on the Purchased Assets, including appropriate UCC financing statement amendments (termination statements);
          (k) Copies of the approvals of the board of directors and the stockholders of the Seller evidencing the requisite approval of this Agreement and all of the transactions contemplated hereby, certified by the Secretary of the Seller;
          (l) Copies of all Permits (including Environmental Permits) required by all applicable Laws (including Environmental Laws) to conduct the operations of the Business as of the Closing Date;
          (m) The Sublease Agreement substantially in the form of Exhibit D hereto;
          (n) A copy of the general information notice filed with the NJDEP pursuant to the requirements of ISRA; and

          (o) A copy of the Remediation Agreement and evidence that the Seller has established any Funding Source required by such Remediation Agreement or the regulations of the NJDEP.
     8.2 Purchaser’s Deliveries. At the Closing, Purchaser shall deliver the following documents and items, duly executed and acknowledged (as appropriate), to the Seller in a form reasonably satisfactory to the Seller and its counsel:
          (a) All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Body required to be obtained or made in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;
          (b) The Cash Payment in accordance with Section 3.1;
          (c) The bill of sale in the form of Exhibit A hereto;
          (d) The assignment and assumption agreement in the form of Exhibit B attached hereto; and
          (e) The Sublease Agreement substantially in the form of Exhibit D hereto.
ARTICLE IX
INDEMNIFICATION
     9.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto or any Seller Document, Stockholder Document or Purchaser Document shall survive the Closing up to and including March 31, 2010 (the “General Survival Period”); provided, that the representations and warranties (a) of the Seller set forth in Sections 4.1 (organization and good standing), 4.2 (authorization of agreement), 4.4 (ownership of the Seller), 4.7 (title to purchased assets; sufficiency; fair consideration), and 4.16 (financial advisors) shall survive the Closing indefinitely; (b) of the Seller set forth in Section 4.11 (employee benefits) shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof; and (c) of Purchaser set forth in Sections 6.1 (organization and good standing), 6.2 (authorization of agreement) and 6.4 (financial advisors ) shall survive the Closing indefinitely (in each case, the “Survival Period”); provided, that any obligations under Sections 9.2(a)(i), 9.2(b)(i) and 9.2(c)(i) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 9.3(a) before the termination of the applicable Survival Period. Notwithstanding anything to the contrary in this Section 9.1, the indemnification obligations pursuant to this Article IX shall not terminate with respect to any indemnification claim made by a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be, prior to the expiration of the applicable Survival Period until such claim is resolved. Notwithstanding any provision herein to the contrary, the expiration of any claim for indemnification for any breach of a representation or warranty made by the Seller hereunder shall not be construed in a manner that would make any Excluded Liability an Assumed Liability for purposes of this Agreement.
     9.2 Indemnification.
          (a) Subject to Sections 9.1 and 9.4 hereof, the Seller hereby agrees to indemnify and hold Purchaser and its Affiliates and their respective directors, managers, officers, employees, equity holders, members, partners, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (including incidental and consequential damages), interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees and including those arising under Environmental Law), or any diminution in value, whether or not involving a third party claim (individually, a “Loss” and, collectively, “Losses”) based upon, attributable to or resulting from:
     (i) any breach of the representations or warranties made by the Seller in this Agreement or in any Seller Document;
     (ii) any breach of any covenant or other agreement on the part of the Seller under this Agreement or in any Seller Document;
     (iii) other than with respect to Accrued Payroll, any Transferred Employee resulting from or based upon (A) any employment-related Liability (statutory or otherwise) with respect to employment or termination of employment on or prior to the Closing Date, (B) any Liability relating to, arising under or in connection with any Plan (other than any Liabilities arising pursuant to COBRA and assumed by Purchaser pursuant to Section 7.11), and (C) any liability under WARN; and
     (iv) any Excluded Asset or any Excluded Liability or Excluded Employee.
THIS INDEMNITY OBLIGATION IS INTENDED TO ALLOCATE LIABILITY FOR, WITHOUT LIMITATION, (I) ANY CLAIMS RESULTING FROM THE NEGLIGENCE OR ALLEGED NEGLIGENCE OF ANY PURCHASER INDEMNIFIED PARTY AND (II) STATUTORY AND COMMON LAW NEGLIGENCE AND STRICT LIABILITY CLAIMS AS WELL AS NEGLIGENCE, STRICT LIABILITY, AND ALL OTHER CLAIMS ARISING UNDER ENVIRONMENTAL LAWS, INCLUDING, WITHOUT LIMITATION, CERCLA.
          (b) Subject to Sections 9.1 and 9.4 hereof, each Stockholder hereby agrees, severally and not jointly, to indemnify and hold the Purchaser Indemnified Parties harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of, any and all Losses based upon, attributable to or resulting from:

          (i) any breach of the representations or warranties made by such Stockholder in this Agreement or in any Stockholder Document; and
          (ii) any breach of any covenant or other agreement on the part of such Stockholder under this Agreement or in any Stockholder Document.
          (c) Subject to Section 9.1 and 9.4, Purchaser hereby agrees to indemnify and hold the Seller and its Affiliates and their respective equity holders, directors, officers, employees, members, partners, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses based upon, attributable to or resulting from:
     (i) any breach of any of the representations or warranties made by Purchaser in this Agreement or in any Purchaser Document;
     (ii) any breach of any covenant or other agreement on the part of Purchaser under this Agreement or any Purchaser Document; and
     (iii) any Assumed Liability or the operation of the Business by Purchaser after the Closing.
          (d) The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement, any Seller Document, Stockholder Document or Purchaser Document shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.
     9.3 Indemnification Procedures.
          (a) A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought; provided, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article IX except to the extent that the indemnifying party can demonstrate actual material loss and prejudice as a result of such failure.
          (b) In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 9.2 hereof (regardless of the limitations set forth in Section 9.4) (“Third Party Claim”), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual material loss and prejudice as a result of such failure. Subject to the provisions of this Section 9.3, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder; provided, that the indemnifying party shall have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party as provided hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, it shall within five (5) Business Days of the indemnified party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so; provided, that the indemnifying party must conduct its defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Third Party Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, that such indemnified party shall be entitled to assume the defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate; (ii) in the reasonable opinion of counsel to the indemnified party a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; (iii) in the reasonable opinion of the indemnified party the joint representation would have an adverse effect on any the indemnified party’s relationships (existing or prospective) with any existing or prospective customers or suppliers or (iv) in the reasonable opinion of the indemnified party the indemnifying party does not have sufficient financial resources to defend such Third Party Claim; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Third Party Claim. Each party hereto agrees to provide reasonable access to each other party to such documents and information as may reasonably be requested in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 9.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the prior written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless (x) the claimant (or claimants) and such party provide to such other party an unqualified release from all Liability in respect of the Third Party Claim or (y) if such Third Party Claim is with respect to Taxes such settlement or compromise could not reasonably be expected to have an adverse effect on Purchaser. If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.

          (c) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, in each case with respect to a Third Party Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party in accordance with Article IX.
     9.4 Limitations on Indemnification for Breaches of Representations and Warranties.
          (a) An indemnifying party shall not have any liability under Section 9.2(a)(i), Section 9.2(b)(i) or Section 9.2(c)(i) hereof unless the aggregate amount of Losses incurred by the indemnified parties and indemnifiable hereunder based upon, attributable to or resulting from the failure of any of the representations or warranties to be true and correct exceeds $250,000 (the “Deductible”) and, in such event, the indemnifying party shall be required to pay the entire amount of all such Losses, including the Deductible (subject to the other limitations contained in Section 9.4); provided, that the Deductible limitation shall not apply to Losses related to the failure to be true and correct of any of the representations and warranties set forth in Sections 4.1 (organization and good standing), 4.2 (authorization of agreement), 4.4 (ownership of the Seller), 4.7 (title to purchased assets; sufficiency; fair consideration), 4.11 (employee benefits) and 4.16 (financial advisors), 5.1 (organization and good standing), 5.2 (authorization of agreement) 5.4 (ownership of the Seller) and 6.1 (organization and good standing), 6.2 (authorization of agreement) or 6.4 (financial advisors) of this Agreement (collectively, the “Enumerated Sections”).
          (b) Neither the Seller, the Stockholders nor Purchaser shall be required to indemnify any Person under Section 9.2(a)(i), Section 9.2(b)(i) or 9.2(c)(i) for an aggregate amount of Losses exceeding $10,500,000 (the “Cap”); provided, that there shall be no Cap with respect to Losses related to the failure of any of the representations or warranties contained in the Enumerated Sections to be true and correct.
          (c) Except with respect to Losses related to the failure of any of the Seller’s representations or warranties contained in the Enumerated Sections to be true and correct, the indemnification obligations of the Seller pursuant to Section 9.2(a)(i) shall be limited to:
          (i) if a Seller Indemnified Party elects to assert such indemnification claim prior to January 3, 2009, then up to $350,000 in cash and an offset to the Available Earn-Out Amount; and
          (ii) if a Seller Indemnified Party elects to assert such indemnification claim on or after January 3, 2009, then an offset to the Available Earn-Out Amount.
          (d) Except with respect to Losses related to the failure of any of the Stockholder’s representations or warranties contained in the Enumerated Sections to be true and correct, the indemnification obligations of each Stockholder pursuant to Section 9.2(b)(i) shall be limited to:
          (i) if a Seller Indemnified Party elects to assert such indemnification claim prior to January 3, 2009, then recourse solely against the Seller up to $350,000 in cash and an offset to the Available Earn-Out Amount; and
          (ii) if a Seller Indemnified Party elects to assert such indemnification claim on or after January 3, 2009, then recourse solely as an offset to the Available Earn-Out Amount.
          (e) Notwithstanding any provision herein to the contrary, in no event shall any Stockholder be liable or responsible for any Losses under this Article IX in excess of the proceeds received (before deducting any expenses) by such Stockholder, in its capacity as a stockholder of the Seller, in connection with the transactions contemplated by this Agreement.
          (f) For purposes of determining the failure of any representations or warranties to be true and correct, the breach of any covenants or agreements, and calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.
          (g) Any amounts payable pursuant to this Article IX shall be net of any insurance proceeds actually received by the party in connection with such Loss.
     9.5 Tax Treatment of Indemnity Payments. The Seller and Purchaser agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for all Tax purposes. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under Article IX (including this Section 9.5) is determined by an applicable Taxing Authority to be taxable to the party receiving such payment by any Taxing Authority, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment.
ARTICLE X
TAXES
     10.1 Transfer Taxes. The Seller shall (i) be responsible for any and all sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law and (ii) timely file or caused to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes. Each party shall provide such cooperation as is reasonably requested to facilitate preparation of any related Tax Return or to reduce the amount of Transfer Taxes payable.

     10.2 Prorations. All real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes and fees on the Purchased Assets for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between Purchaser and the Seller as of the Closing Date. The Seller shall be responsible for all such taxes and fees on the Purchased Assets accruing during any period up to and including the Closing Date. Purchaser shall be responsible for all such taxes and fees on the Purchased Assets accruing during any period after the Closing Date. With respect to Taxes described in this Section 10.2, the Seller shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and Purchaser shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section 10.2 and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.
     10.3 Cooperation on Tax Matters. Purchaser and the Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.
     10.4 Tax Clearance Certificates. At Purchaser’s request, the Seller shall notify all of the Taxing Authorities for the jurisdictions so requested by Purchaser of the transactions contemplated by this Agreement in the form and manner required by such Taxing Authorities, if the failure to make such notifications or receive any available tax clearance certificate (“Tax Clearance Certificate”) could subject Purchaser to any Taxes of the Seller. If, in respect to any application for Tax Clearance Certificates made pursuant to this Section 10.4, any Governmental Body asserts that the Seller is liable for any Tax, the Seller shall promptly pay any and all such amounts and shall provide evidence to Purchaser that such liabilities have been paid in full or otherwise satisfied.
ARTICLE XI
MISCELLANEOUS
     11.1 Expenses. Except as otherwise provided in this Agreement, each of the Seller and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.
     11.2 Specific Performance. The Seller acknowledges and agrees that the breach of this Agreement would cause irreparable damage to Purchaser and that Purchaser will not have an adequate remedy at law. Therefore, the obligations of the Seller under this Agreement, including the Seller’s obligation to sell the Purchased Assets to Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.
     11.3 Submission to Jurisdiction; Consent to Service of Process.
          (a) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
          (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 11.6.
          (c) WITH RESPECT TO ANY CLAIM HEREUNDER, EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY.
     11.4 Entire Agreement; Amendments and Waivers. This Agreement and all agreements contemplated hereby (including the schedules and exhibits hereto and thereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.
     11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts made and performed in such State.

     11.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):
If to the Seller, to:
Lamina Lighting, Inc.
120 Hancock Lane
Westhampton, NJ 08060
Facsimile: (609) 265-9905
Attention: Chief Executive Officer
With a copy to:
Sonnenschein, Nath & Rosenthal, LLP
101 JFK Parkway, 4th Floor
Short Hills, NJ 07078
Facsimile: (973) 912-7199
Attention: John L. Cleary, II, Esq.
If to Purchaser, to:
Lighting Science Group Corporation
2100 McKinney Ave., Suite 1515
Dallas, Texas 75201
Facsimile: (214) 382-3631
Attention: Govi Rao
With a copy to:
Haynes and Boone, LLP
901 Main Street, Suite 3100
Dallas, Texas 75202
Facsimile: (214) 200-8577
Attention: Greg R. Samuel
     11.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
     11.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Seller or Purchaser (by operation of Law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, Purchaser’s rights to purchase the Purchased Assets and assume the Assumed Liabilities and Purchaser’s rights to seek indemnification hereunder) to any Affiliate of Purchaser, any Person from which it has borrowed money or any Person to which Purchaser or any of its Affiliates proposes to sell all or substantially all of the assets relating to the Business. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.
     11.9 Non-Recourse. Other than LSG as provided hereunder, no past, present or future director, officer, employee, incorporator, member, partner, equity holder, Affiliate, agent, attorney or representative of Purchaser or its Affiliates shall have any liability for any obligations or liabilities of Purchaser under this Agreement or the Purchaser Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby. Other than the Stockholders as provided hereunder, no past, present or future director, officer, employee, incorporator, member, partner, equity holder, Affiliate, agent, attorney or representative of the Seller, or of any Stockholder or any Affiliate of any Stockholder shall have any liability for any obligations or liabilities of the Seller or any Stockholder under this Agreement, the Seller Documents or Stockholder Documents or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.
     11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, as of the date first written above.

PURCHASER:

LLI ACQUISITION, INC.

By:	/s/ Govi Rao

Name: Govi Rao
Title: President

LSG:

LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ Govi Rao

Name: Govi Rao
Title: Chief Executive Officer

SELLER:

LAMINA LIGHTING, INC.

By:	/s/ Frank Shinneman

Name: Frank Shinneman
Title: President and Chief Executive Officer
SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

STOCKHOLDERS:

MORGENTHALER PARTNERS VI, L.P.

By: Morgenthaler Management Partners VI, LLC, Its Managing Partner

By:	/s/ Greg Blonder

Name: Greg Blonder Title: Member

REDSHIFT VENTURES III, L.P.

By: RedShift Ventures III, L.L.C., its general partner

By:	/s/ Richard Harris

Name: Richard Harris Title: Managing General Partner

CID EQUITY CAPITAL VIII, L.P.

By: CID Equity Partners VIII LLC, as General Partner

By:	/s/ Robert O’Brien

Name: Robert J. O’Brien Title: Member
SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

EASTON CAPITAL PARTNERS, L.P.

By: ECP GP, LLC, its General Partner
By: ECP GP, Inc., its Manager

By:	/s/ Charles Hughes

Name:
Title:

EASTON HUNT NEW YORK, L.P.

By: EHNY, LLC, its General Partner
By: EHCNY, Inc., its Managing Member

By:	/s/ Charles Hughes

Name:
Title:

GRANITE GLOBAL VENTURES II L.P.

By: Granite Global Ventures II, L.L.C., its General Partner

By:	/s/ Joel Kellman

Name:
Title:

GGV II ENTREPRENEURS FUND L.P.

By: Granite Global Ventures II, L.L.C.,
its General Partner

By:	/s/ Joel Kellman

Name:
Title:
SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

EXHIBIT A
Bill of Sale

EXHIBIT B
Assignment and Assumption Agreement

EXHIBIT C
Opinion of Seller’s Counsel

EXHIBIT D
Sublease Agreement